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CST BRANDS, INC.
(Name of registrant as specified in its charter)

ENGINE CAPITAL MANAGEMENT, LLC
ENGINE CAPITAL, L.P.
ENGINE JET CAPITAL, L.P.
ENGINE AIRFLOW CAPITAL, LP
ENGINE INVESTMENTS, LLC
ENGINE INVESTMENTS II, LLC
ARNAUD AJDLER
ROCKY DEWBRE
BRAD FAVREAU
DAN PASTOR
BRYAN F. SMITH, JR.
(Name of person(s) filing proxy statement, if other than the registrant)
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Engine Capital, L.P., together with the other participants named herein (collectively, "Engine"), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the upcoming 2016 annual meeting of stockholders of CST Brands, Inc., a Delaware corporation..

On February 29, 2016, Engine issued the following press release:

Engine to Nominate a Slate of Highly Qualified Director Candidates for Election at CST's 2016 Annual Meeting of Shareholders
Reiterates Belief that CST is Significantly Undervalued and that there exist opportunities readily within the control of the Board of Directors to substantially increase shareholder value.

Reveals a Slate of Four Highly Qualified, Independent Candidates with Significant Relevant Industry and Financial Expertise to Revitalize and Improve CST's Board
NEW YORK, Feb. 29, 2016 /PRNewswire/ -- Engine Capital, L.P. (together with its affiliates, "Engine"), a shareholder of CST Brands, Inc. ("CST" or the "Company") (NYSE: CST), today announced it intends to deliver a formal nomination of four highly qualified director candidates, Rocky B. Dewbre, Brad Favreau, Daniel Pastor and Bryan F. Smith, Jr., for election to the board of directors of CST (the "Board") at the Company's upcoming 2016 annual meeting of shareholders.
On December 9, 2015, Engine sent to the Board a detailed letter highlighting the operational and financial underperformance of the Company since its spin-off from Valero Energy Corp. ("Valero") in 2013. The letter also highlighted the strategic quandary facing the Company and concluded that the Company needs to start improving its performance or start a review of strategic alternatives given the significant strategic value of the Company. We believe a significant number of shareholders share our concerns and have reached a similar conclusion.
Since writing our initial letter, the Company has provided more details on its Flash Foods acquisition, announced its intention to pursue a real estate venture and recently announced its fourth quarter 2015 results. These new details continue to be disappointing and confirm that the status quo is not acceptable. In the following section, we highlight some of our concerns:
•
Significant growth in expenses. We are concerned by the significant increase in both operating expenses and corporate overhead based on the Company's 2015 results and guidance for the next quarter. For example, average operating expenses per U.S. store[1] have grown around 10 per cent from approximately $420K in 2014 to approximately $460K per store in 2015. In 2015, corporate expenses have grown from approximately $120 million to $135 million per year. And the guidance for the first quarter 2016 implies a run rate of $156 million in corporate expenses for 2016, a 30% growth from 2014. This expense growth is offsetting the increase in gross profit achieved through new store openings de facto implying no return on the significant capital expenditures the company is making.

•
Organic growth. On its recent earnings call, the Company announced that in 2016 it plans to spend $450 to $500 million in capital expenditures ("capex"), approximately 20% of CST's market capitalization. This capital will be used for a number of initiatives including larger New-to-Industry ("NTI") stores, new branding initiatives and an expanded foodservice and grocery offering. Given the Company's poor track record of operational achievements and the lower return of capital compared to peers, why not first improve the operations and get them right before spending such a significant amount of capex and potentially stretch the Company's balance sheet? We believe the present approach is risky and that it would be prudent to grow at a more measured pace as these new strategies are proven and thus de-risked.

•
Relationship with CAPL. We are concerned about CST dropping down valuable fuel supply agreement assets to CrossAmerica Partners LP ("CAPL") at low prices in order to help CAPL achieve its 5 to 7% growth in 2016. CST owns a collection of very valuable assets that in a sale process to another strategic buyer would likely garner a significant multiple. Why should CST sell a piece of its business at a discounted multiple of EBITDA to CAPL when it could sell the entire Company to a strategic party at a much higher multiple?

•
Merchandise sales. A critical element to increase value at CST should be to improve the underperformance in inside sales. As discussed in our initial letter, CST has lagged peers on this metric despite being spun out of Valero with lower average unit sales compared to many peers. CST's cumulative same-store-sales growth has been approximately 3% in the U.S. since 2013 as compared to an average of approximately 17% for its peers.

•
Real estate venture. The real estate venture decision doesn't do anything to address the significant merchandising underperformance of CST. This is more financial engineering. A real estate venture makes the CST story even more complicated. Now in addition to analyzing and valuing CST's operations, CrossAmerica Partners ("CAPL"), and the General Partnership of CAPL, a prospective investor would also have to analyze and value CST's ownership in this new real estate venture. CST is becoming a complicated sum-of-the-parts story which we believe will likely trade at a further discount to its fair value.

•
M&A. As we stated in our initial letter, CST is at a competitive disadvantage when acquiring assets because it competes with better operators that can bring more synergies to the targets. We believe the Flash Foods acquisition demonstrates our point. We estimate CST paid a multiple between 11 and 14x pre-synergy EBITDA for the asset and passed all the tax advantages of the 1031 exchange to the seller. Based on our discussions with players who participated in the auction of Flash Foods, CST paid more than 2 turns more in EBITDA relative to the next competitor. We also believe that the M&A strategy lacks coherence and the Company would benefit from a tighter geographic strategy. We are concerned that CST is acquiring assets in disparate geographies instead of focusing on adjacent geographies. As an example, Marathon Petroleum Corporation uses M&A to fill market voids in its Speedway's footprint. We caution the Company to not repeat its mistakes and further destroy value by overpaying for other assets.

•
Little skin in the game. The independent members of the Board own little equity and don't have much skin in the game. The cumulative ownership of the 9 independent directors is around 100,000 shares or less than 0.15% of the Company. We are equally concerned by the fact that the vast majority of these shares were granted to the directors by the Company. The independent Board members have done very little to increase their ownership of the Company through public market purchases. Specifically, since CST became public almost three years ago, the independent Board members have purchased in the aggregate only 6,500 shares of CST. This does not send a strong signal of confidence by the directors in the future of the Company.

Despite all of our concerns, we believe that CST is a valuable and strategic asset. We are increasingly of the view that it is time for the Board to take a step back and start analyzing some of its strategic initiatives (like the real estate venture, the acceleration of capex spending, the additional drop downs to CAPL) as part of a broader strategic review. The Board and management are trying to juggle many different strategic initiatives which carry a significant amount of risk. Why not engage in a price discovery process and establish the value of CST to a third-party and compare that value to the value that could be realized pursuing the riskier standalone plan of the Company? We believe these decisions should be made with the input of shareholders with Board representation as well as the fresh perspective of new merchandising and fuel retailing experts. We believe there would be overwhelming support for this course of action. Given recent industry activity, we suspect that the Board would find interested buyers if it explored that strategic option. In fact, we believe that management has recently rebuffed overtures to preliminarily discuss a possible combination. Engine would be extremely concerned if independent Board members are aware of and support any decision to ignore strategic options that might be in the best interest of shareholders. It is still our hope to work constructively with the Board but at this point are forced to nominate a slate of highly qualified and independent candidates with significant relevant industry and financial experience.
Engine's nominees are:
Rocky B. Dewbre, a seasoned professional that brings with him an exceptional track record of transforming public and private businesses in the energy, distribution, and convenience store sectors. Most recently, Mr. Dewbre, served as Executive Vice President, Channel Operations, of Sunoco LP (NYSE: SUN), a growth-oriented master limited partnership (MLP) that operates approximately 900 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,800 sites. Previously, Mr. Dewbre spent over 20 years in various leadership roles at Susser Holdings Corporation (NYSE: SUSS) and Susser Petroleum Partners LP (Formerly NYSE: SUSP), including President/Chief Executive Officer of Susser Petroleum Partners LP at the time of its sale to Energy Transfer Partners, L.P. in August 2014.
Brad Favreau, a Partner at Engine Capital Management, a value-oriented special situations fund that invests both actively and passively in companies undergoing change. Mr. Favreau has served as a director and a member of the audit committee of RDM Corporation, a publicly-traded company that provides solutions for the electronic commerce and payment processing industries, since March 2013. Prior to joining Engine Capital, Mr. Favreau worked as an investment professional at Apax Partners, an international private equity investment group with $34bn of assets under management, where he specialized in the retail sector. Prior to Apax Partners, Mr. Favreau worked at UBS Investment Bank where he focused on mergers and acquisitions.
Daniel Pastor, a Senior Executive with over 25 years of experience with convenience retail and wholesale businesses who has substantial experience developing brands and defining retail strategies. Mr. Pastor is the founder of Daniel Pastor Consulting, LLC, a consulting firm that has been providing consulting services for convenience retail and wholesale businesses inclusive of the convenience store, food service operations, and fuels segments since 2014. Previously, he served as Chief Executive Officer of MACS Convenience, LLC, a $1.6-billion-dollar company comprised of a wholesale fuels distribution business, retail convenience stores with approximately 300 locations and an underlying real estate portfolio of over 225 properties, from April 2011 until its sale to Energy Transfer Partners, L.P. in October 2013. Under his leadership, MACS Convenience grew inside same-store-sales by 46%, gross profit by 40%, and improved productivity by 25% resulting in the doubling of the retail Business EBITDA in 2 years. Mr. Pastor is also a former member of the Board of Directors of the National Association of Convenience Stores, an international trade association serving the convenience and fuel retailing industry and representing more than 2,200 retail and 1,600 supplier company members.
Bryan F. Smith, Jr., a veteran of the convenience store industry with extensive public company board and board committee experience. Mr. Smith's business experience includes over 25 years at 7-Eleven, Inc where he served in a variety of positions, including as Executive Vice President, Chief Administrative Officer and Secretary and Executive Vice President, General Counsel and Secretary. Most recently, Mr. Smith served as a member of the Board of Directors of Susser Petroleum Partners LP from August 2012 until its sale to Energy Transfer Partners, L.P. in August 2014.

ABOUT ENGINE CAPITAL
Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.
Investor contact:
Engine Capital, L.P.
Arnaud Ajdler
(212) 321-0048
 aajdler@enginecap.com
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Engine Capital, L.P. ("Engine Capital"), together with the other participants named herein (collectively, "Engine"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of CST Brands, Inc., a Delaware corporation (the "Company").
ENGINE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.
The participants in the proxy solicitation are expected to be Engine Capital, Engine Capital Management, LLC ("Engine Management"), Engine Jet Capital, L.P. ("Engine Jet"), Engine Airflow Capital, L.P. ("Engine Airflow"), Engine Investments, LLC ("Engine Investments"), Engine Investments II, LLC ("Engine Investments II"), Arnaud Ajdler, Rocky Dewbre, Brad Favreau, Dan Pastor and Bryan F. Smith, Jr. (collectively, the "Participants").
As of the date hereof, Engine Capital directly owned 181,947 shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company.  As of the date hereof, Engine Jet directly owned 26,980 shares of Common Stock. As of the date hereof, Engine Airflow directly owned 281,718 shares of Common Stock. Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 208,927 shares of Common Stock owned directly by Engine Capital and Engine Jet. Engine Investments II, as the general partner of Engine Airflow, may be deemed the beneficial owner of the 281,718 shares of Common Stock owned directly by Engine Airflow. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Airflow, may be deemed the beneficial owner of the 490,645 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. Mr. Ajdler, as the managing member of each of Engine Management, Engine Investments and Engine Investments II, may be deemed the beneficial owner of the 490,645 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. As of the date hereof, none of Messrs. Dewbre, Favreau, Pastor and Smith beneficially owned any shares of Common Stock.

[1] Estimates exclude the 31 NTIs opened in 2015
SOURCE Engine Capital, L.P.